Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of UGI Corporation on Form S-3 of our report dated June 26, 2007 relating to the financial statements and supplemental schedule of UGI Utilities, Inc. Savings Plan, our report dated June 26, 2007 relating to the financial statements and supplemental schedule of AmeriGas Propane, Inc Savings Plan, and our report dated June 26, 2007 relating to the financial statements and supplemental schedule of UGI HVAC Enterprises, Inc. Savings Plan, which appear in Amendment No. 1 to Form 10-K/A of UGI Corporation for the year ended September 30, 2006.

/s/ Morison Cogen LLP

Bala Cynwyd, Pennsylvania

July 23, 2007